Exhibit 21.1

SUBSIDIARIES OF PREMIERWEST BANCORP

Subsidiary of PremierWest Bancorp                PremierWest Bank

Subsidiaries of PremierWest Bank                    Premier Finance Company
                                                                                PremierWest Investment Services, Inc.
                                                                                Blue Star Properties, Inc.